                                                     Strawbridge & Clothier and Subsidiaries

                                          Exhibit 11--Statement re:  Computation of Per Share Earnings

                                                                                                 Year ended


                                                                                January 29,   January 30,      February 1,
                                                                                   1994             1993             1992


                                                                                   (in thousands, except per share data)



                  Primary
                  Average shares outstanding                                  10,316           10,196           10,074

                  Net effect of dilutive stock options--based on
                    the treasury stock method using average market price           8               20               25

                  Total                                                       10,324           10,216           10,099


                  Earnings before cumulative effect of accounting changes    $17,727          $18,020          $13,568

                  Less:  preferred stock dividends                                17               26               35

                                                                              17,710           17,994           13,533
                  Cumulative effect of accounting changes                                     (16,850)

                  Total                                                      $17,710          $ 1,144          $13,533



                  Earnings per share:
                    Before cumulative effect of accounting changes           $1.71            $1.76            $1.34

                    Cumulative effect of accounting changes                                   (1.65)

                  Net earnings                                               $1.71            $.11             $1.34


                  Fully diluted

                  Average shares outstanding                                  10,316           10,196           10,074
                  Net effect of dilutive stock options--based on
                    the treasury stock method using the year-end market
                    price, if higher than average market price                     9               23               25






                  Total                                                       10,325           10,219           10,099





                  Earnings before cumulative effect of accounting changes    $17,727          $18,020          $13,568
                  Less:  preferred stock dividends                                17               26               35

                                                                              17,710           17,994           13,533

                  Cumulative effect of accounting changes                                     (16,850)
                  Total                                                      $17,710          $ 1,144          $13,533



                  Earnings per share:

                    Before cumulative effect of accounting changes           $1.71            $ 1.76           $1.34
                    Cumulative effect of accounting changes                                   (1.65)

                  Net earnings (1)                                           $1.71            $.11             $1.34


          (1) This calculation is submitted in accordance with the requirements of Regulation S-K although not required by APB Opinion No. 15 because it results in dilution of less than 3%.
























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